Exhibit 99.1

April 17, 2024	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary First Quarter Earnings of

$1.13 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter Ended March 31, 2024:

•	Significant or Non-Recurring Items: During the three months ended March 31, 2024, the Company recorded the following significant or non-recurring items:

(1) an expense in Legal and Professional Fees totaling $929,000 related to training and implementation costs for the core systems conversion and professional fees to consultants that were engaged to support the Company in its transition of core and ancillary software and information technology systems.

(2) the Company received an annual marketing and card expense reimbursement for qualifying expenditures from its debit card brand provider of $423,000; this was used to offset marketing and advertising costs that included this branding.

•	Liquidity: The Company had secured borrowing line availability at the FHLBank and Federal Reserve Bank of $1.23 billion and $391.9 million, respectively, at March 31, 2024. In addition, at March 31, 2024, the Company had unpledged securities with a market value totaling $344.7 million, which could be pledged as collateral for additional borrowing capacity at either the FHLBank or Federal Reserve Bank, if needed or desired. The Company estimates that its uninsured deposits, excluding deposit accounts of the Company’s consolidated subsidiaries, were approximately $710.2 million (15% of total deposits) at March 31, 2024. The Company believes it has ample sources of liquidity.

•	Capital: The Company’s capital position remained strong as of March 31, 2024, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of March 31, 2024, the Company’s Tier 1 Leverage Ratio was 11.0%, Common Equity Tier 1 Capital Ratio was 11.9%, Tier 1 Capital Ratio was 12.4%, and Total Capital Ratio was 15.1%. The Company’s tangible common equity ratio was 9.6% at March 31, 2024. See “Capital” section for additional information regarding the changes to total stockholders’ equity.

•	Net Interest Income: Net interest income for the first quarter of 2024 decreased $8.4 million (or approximately 15.7%) to $44.8 million compared to $53.2 million for the first quarter of 2023. Net interest margin was 3.32% for the quarter ended March 31, 2024, compared to 3.99% for the quarter ended March 31, 2023. Net interest income and net interest margin in the fourth quarter of 2023 were $45.1 million and 3.30%, respectively. Competition for deposits and higher market interest rates, along with a shift in the funding mix, resulted in increased funding costs in the first quarter of 2024.

•	Total Loans: Total outstanding loans, excluding mortgage loans held for sale, decreased $3.4 million, or 0.1%, from $4.59 billion at December 31, 2023 to $4.59 billion at March 31, 2024. This decrease was primarily in commercial business loans and commercial real estate loans, with an increase in other residential (multi-family) loans.

•	Asset Quality: Non-performing assets and potential problem loans totaled $28.7 million at March 31, 2024, an increase of $9.6 million from $19.1 million at December 31, 2023. At March 31, 2024, non-performing assets were $21.3 million (0.4% of total assets), an increase of $9.5 million from $11.8 million (0.2% of total assets) at December 31, 2023. The increase in non-performing assets was mainly related to a single loan relationship in the other residential (multi-family) loan category. See “Asset Quality” section for additional information regarding the changes to non-performing assets.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended March 31, 2024, were $1.13 per diluted common share ($13.4 million net income) compared to $1.67 per diluted common share ($20.5 million net income) for the three months ended March 31, 2023.

For the quarter ended March 31, 2024, annualized return on average common equity was 9.36%, annualized return on average assets was 0.93%, and annualized net interest margin was 3.32%, compared to 14.88%, 1.43% and 3.99%, respectively, for the quarter ended March 31, 2023.

Great Southern President and CEO Joseph W. Turner said, “Our first quarter performance was steady as we continue to operate in an uncertain and challenging economic environment. Great Southern earned $1.13 per diluted common share ($13.4 million) for the first quarter of 2024, compared to $1.67 per diluted common share ($20.5 million) for the first quarter of 2023, and $1.11 per diluted common share ($13.1 million) for the fourth quarter of 2023. Reflective of current market interest rate and credit conditions, key drivers of our performance included continued moderate increases in deposit costs, significant competition for deposits and lower loan origination volume. Total non-interest expense compared to the year ago first quarter was generally unchanged. Total non-interest expense decreased significantly from the fourth quarter of 2023; as we highlighted previously, there were some significant non-recurring expenses that we recorded in the fourth quarter of 2023.

“Like many other banks, we experienced overall higher deposit costs during the first quarter of 2024, primarily due to current market interest rates and competitive pressures. While deposit interest expenses increased, the pace of the increase has moderated compared to the last few quarters. These higher funding costs drove a decrease in net interest income – approximately $8.4 million lower in the first quarter of 2024 compared to the first quarter of 2023, and about $331,000 lower compared to the fourth quarter of 2023. Higher funding costs in the first quarter of 2024 were partially caused by a moderate amount of time deposits maturing at rates which are a bit lower than current replacement rates and due to some deposits shifting from non-interest-bearing accounts to interest-bearing deposit products. In addition to the higher funding cost of deposits, net interest income was negatively affected compared to the year-ago quarter by the Company’s interest rate swaps (two of which began net settlements in May 2023). During the first quarter of 2024 and fourth quarter of 2023, these two interest rate swaps combined to reduce interest income by $2.8 million in each of those two quarters. These swaps had no impact in quarters prior to the second quarter of 2023. Another interest rate swap contractually terminated March 1, 2024, which reduced interest income by $1.9 million in the first quarter of 2024, compared to $2.2 million in the same period in 2023. With this termination, there will be no further financial impact from this swap.”

Turner added, “As anticipated, total outstanding loan balances decreased slightly since the end of 2023. The decreases primarily occurred in commercial business loans and commercial real estate loans, partially offset by an increase in other residential (multi-family) loans. Much of the increase in other residential loans was the movement of completed projects from the construction loan category. At the end of March 2024, the pipeline of loan commitments and unfunded lines increased slightly to $1.2 billion, including $680 million in the unfunded portion of construction loans. Overall credit quality metrics remained strong during the quarter, although non-performing assets did increase. Non-performing assets to total assets were 0.37% at March 31, 2024 versus 0.20% at December 31, 2023. Compared to the end of 2023, non-performing assets increased $9.5 million to $21.3 million at the end of March 2024. The majority of this increase was in the other residential (multi-family) loans category and was due to the unique circumstances of one distinct credit relationship. Delinquencies in our loan portfolio remained at low levels and net charge-offs were not significant in the first quarter of 2024.

“The Company’s capital and liquidity positions remain strong. Total stockholders’ equity was $565.2 million as of March 31, 2024, decreasing by $6.7 million from the end of 2023. Our capital remains substantially above regulatory well-capitalized thresholds. Our tangible common equity ratio was 9.6% at the end of the first quarter of 2024. The Company declared a $0.40 per common share dividend and continued to repurchase shares of its common stock, with approximately 112,000 shares repurchased at an average price of $51.44 during the first quarter of 2024.

“In terms of liquidity, the Company had available secured funding lines through the Federal Home Loan Bank and Federal Reserve Bank, along with on-balance sheet liquidity totaling approximately $2.1 billion as of March 31, 2024. Great Southern’s deposit base remained diverse in terms of customer type and geography, with a relatively low level of uninsured deposits as of March 31, 2024 (approximately 15% of total deposits, excluding internal subsidiary accounts).”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended March 31,
	2024	2023
Net interest income	$44,816	$53,192
Provision for credit losses on loans and unfunded commitments	630	674
Non-interest income	6,806	7,889
Non-interest expense	34,422	34,463
Provision for income taxes	3,163	5,488
Net income	$13,407	$20,456

Earnings per diluted common share	$1.13	$1.67

NET INTEREST INCOME

Net interest income for the first quarter of 2024 decreased $8.4 million to $44.8 million, compared to $53.2 million for the first quarter of 2023. Net interest margin was 3.32% in the first quarter of 2024, compared to 3.99% in the same period of 2023, a decrease of 67 basis points. Net interest margin was 3.30% in the fourth quarter of 2023. In comparing the 2024 and 2023 first quarter periods, the average yield on loans increased 37 basis points, the average yield on investment securities increased 14 basis points and the average yield on other interest earning assets increased 71 basis points. The margin contraction primarily resulted from increasing interest rates on all deposit types due to higher market interest rates and increased competition for deposits. The average rate on interest-bearing demand and savings deposits, time deposits and brokered deposits increased 90 basis points, 186 basis points and 72 basis points, respectively, in the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The average interest rate spread was 2.66% for the three months ended March 31, 2024, compared to 3.53% for the three months ended March 31, 2023 and 2.65% for the three months ended December 31, 2023. The ratio of average interest-earning assets to average interest-bearing liabilities decreased from 133.3% in the three months ended March 31, 2023, to 127.4% in the three months ended March 31, 2024.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $400 million with a contractual termination date in October 2025. As previously disclosed by the Company, on March 2, 2020, the Company and its swap counterparty mutually agreed to terminate this swap, effective immediately. The Company was paid $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued to date interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as part of Accumulated Other Comprehensive Income (AOCI) and is being accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. The Company recorded $2.0 million of interest income related to the swap in each of the three months ended March 31, 2024 and 2023. The Company currently expects to have a sufficient amount of eligible variable rate loans to continue to accrete this interest income ratably in future periods. If this expectation changes and the amount of eligible variable rate loans decreases significantly, the Company may be required to recognize this interest income more rapidly.

In March 2022, the Company entered into another interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $300 million, with a contractual termination date of March 1, 2024. Under the terms of the swap, the Company received a fixed rate of interest of 1.6725% and paid a floating rate of interest equal to one-month USD-LIBOR (or the equivalent replacement USD-SOFR rate once USD-LIBOR rate ceased to be available). The floating rate was reset monthly and net settlements of interest due to/from the counterparty also occurred monthly. To the extent that the fixed rate exceeded one-month USD-LIBOR/SOFR, the Company received net interest settlements, which were recorded as loan interest income. If one-month USD-LIBOR/SOFR exceeded the fixed rate of interest, the Company paid net settlements to the counterparty and recorded those net payments as a reduction of interest income on loans. The Company recorded a reduction of loan interest income related to this swap transaction of $1.9 million in the three months ended March 31, 2024, compared to a reduction of $2.2 million in the three months ended March 31, 2023. The Company recorded a reduction of loan interest income related to this swap transaction of $2.9 million in the three months ended December 31, 2023. As this interest rate swap has reached its contractual termination date, there will be no further interest income impacts related to this swap.

In July 2022, the Company entered into two additional interest rate swap transactions as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of each swap is $200 million with an effective date of May 1, 2023 and a termination date of May 1, 2028. Under the terms of one swap, the Company receives a fixed rate of interest of 2.628% and pays a floating rate of interest equal to one-month USD-SOFR OIS. Under the terms of the other swap, the Company receives a fixed rate of interest of 5.725% and pays a floating rate of interest equal to one-month USD-Prime. In each case, the floating rate resets monthly and net settlements of interest due to/from the counterparty also occur monthly. To the extent the fixed rate of interest exceeds the floating rate of interest, the Company receives net interest settlements, which are recorded as loan interest income. If the floating rate of interest exceeds the fixed rate of interest, the Company pays net settlements to the counterparty and records those net payments as a reduction of interest income on loans. The Company recorded a reduction of loan interest income related to these swap transactions of $2.8 million in the three months ended March 31, 2024, compared to no reduction of interest income in the 2023 period. At March 31, 2024, the USD-Prime rate was 8.50% and the one-month USD-SOFR OIS rate was 5.32240%.

The Company’s net interest income was negatively impacted in the first quarter of 2024 by the high level of competition for deposits due to asset growth across the industry and the lingering effects of liquidity events at several banks in March 2023. The Company also had a substantial amount of time deposits maturing at relatively low rates after the first quarter of 2023, and these time deposits either renewed at higher rates or left the Company, in turn requiring their replacement with other funding sources at then-current higher market rates. As of March 31, 2024, time deposit maturities over the next 12 months were as follows: within three months -- $368.5 million with a weighted-average rate of 4.31%; within three to six months -- $419.6 million with a weighted-average rate of 4.47%; and within six to twelve months -- $390.9 million with a weighted-average rate of 4.17%. Based on time deposit market rates in March 2024, replacement rates for these maturing time deposits are likely to be approximately 4.00-4.50%.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended March 31, 2024, non-interest income decreased $1.1 million to $6.8 million when compared to the quarter ended March 31, 2023, primarily as a result of the following items:

•	Overdraft and Insufficient funds fees: Overdraft and Insufficient funds fees decreased $607,000 compared to the prior year quarter. This decrease was primarily due to a continuation of a multi-year trend whereby our customers are choosing to forego authorizing payments of certain items which exceed their account balances, resulting in fewer overdrafts in checking accounts and related fees.

•	Point-of-sale and ATM fees: Point-of-sale and ATM fees decreased $518,000 compared to the prior year quarter. This decrease was primarily due to a portion of these transactions now being routed through channels with lower fees to us, which we expect will continue in future periods, and slightly lower usage of debit cards by our customers.

•	Other income: Other income decreased $465,000 compared to the prior year quarter. In the 2024 period, the Company recorded $404,000 related to activity incentives for debit card usage, compared to $799,000 in the 2023 period.

NON-INTEREST EXPENSE

For the quarter ended March 31, 2024, non-interest expense decreased $41,000 to $34.4 million when compared to the quarter ended March 31, 2023, primarily as a result of the following items:

•	Advertising: Advertising fees decreased $297,000 from the prior year quarter, to $350,000. In the 2024 period, the Company received an annual marketing and card expense reimbursement for qualifying expenditures from its debit card brand provider of $423,000; this was used to offset marketing and advertising costs that included this branding. In the previous year period, $321,000 of this annual reimbursement was applied to marketing and advertising expenses.

•	Legal, Audit and Other Professional Fees: Legal, audit and other professional fees decreased $256,000 from the prior year quarter, to $1.7 million. In the 2023 period, the Company expensed a total of $1.3 million related to legal expenses and training and implementation costs for the core systems conversion and professional fees to consultants engaged to support the Company’s transition of core and ancillary software and information technology systems. In the 2024 period, this expense was $929,000.

•	Salaries and employee benefits: Salaries and employee benefits increased $453,000 from the prior year quarter. A majority of this increase related to normal annual merit increases in various lending and operations areas.

•	Insurance: Insurance expense increased $277,000 from the prior year quarter. The increase was primarily due to increases in deposit insurance rates for the FDIC’s Deposit Insurance Fund, which went into effect in 2023.

The Company’s efficiency ratio for the quarter ended March 31, 2024, was 66.68% compared to 56.42% for the same quarter in 2023. The Company’s ratio of non-interest expense to average assets was 2.39% and 2.42% for the three months ended March 31, 2024 and 2023, respectively. Average assets for the three months ended March 31, 2024 increased $57.8 million, or 1.0%, compared to the three months ended March 31, 2023, primarily due to an increase in net loans receivable and interest bearing cash equivalents, partially offset by a decrease in investment securities.

INCOME TAXES

For the three months ended March 31, 2024 and 2023, the Company’s effective tax rate was 19.1% and 21.2%, respectively. These effective rates were near or below the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and the Company’s tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates continually evolve as taxable income and apportionment between states is analyzed. The Company’s effective income tax rate is currently generally expected to remain at or below the statutory federal tax rate due primarily to the factors noted above. The Company currently expects its effective tax rate (combined federal and state) will be approximately 18.5% to 20.5% in future periods, primarily due to additional investment tax credits expected to be utilized beginning in 2024.

CAPITAL

As of March 31, 2024, total stockholders’ equity and common stockholders’ equity were each $565.2 million (9.8% of total assets), equivalent to a book value of $48.31 per common share. Total stockholders’ equity and common stockholders’ equity at December 31, 2023, were each $571.8 million (9.8% of total assets), equivalent to a book value of $48.44 per common share. At March 31, 2024, the Company’s tangible common equity to tangible assets ratio was 9.6%, compared to 9.7% at December 31, 2023. See “Non-GAAP Financial Measures.” Included in stockholders’ equity at March 31, 2024 and December 31, 2023, were unrealized losses (net of taxes) on the Company’s available-for-sale investment securities totaling $45.9 million and $40.5 million, respectively. This change in net unrealized loss during the three months ended March 31, 2024, primarily resulted from increasing intermediate-term market interest rates, which generally decreased the fair value of investment securities.

In addition, included in stockholders’ equity at March 31, 2024, were realized gains (net of taxes) on the Company’s terminated cash flow hedge (interest rate swap), totaling $9.5 million. This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025. At March 31, 2024, the remaining pre-tax amount to be recorded in interest income was $12.3 million. The net effect on total stockholders’ equity over time will be no impact as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

Also included in stockholders’ equity at March 31, 2024, was an unrealized loss (net of taxes) on the Company’s two outstanding cash flow hedges (interest rate swaps) totaling $16.0 million. Increases in market interest rates since the inception of these hedges have caused their fair values to decrease. During the three months ended December 31, 2023, decreasing forward swap rates resulted in increasing fair values of these hedges. However, during the three months ended March 31, 2024, increasing forward swap rates resulted in decreasing fair values of these hedges.

As noted above, total stockholders’ equity decreased $6.7 million, from $571.8 million at December 31, 2023 to $565.2 million at March 31, 2024. Stockholders’ equity decreased due to repurchases of the Company’s common stock totaling $5.8 million and dividends declared on common stock of $4.7 million. Accumulated Other Comprehensive Loss increased $10.0 million (decrease to stockholders’ equity) during the three month ended March 31, 2024, primarily due to changes in the market value of available-for-sale securities and changes in the fair value of cash flow hedges. Partially offsetting these decreases were net income of $13.4 million for the three month ended March 31, 2024 and an increase of $692,000 due to stock option exercises. The adoption of a new accounting standard (ASU 2023-02) in the first quarter of 2024 also decreased equity by $223,000.

The Company had unrealized losses on its portfolio of held-to-maturity investment securities, which totaled $25.6 million at March 31, 2024, that were not included in its total capital balance. If these held-to-maturity unrealized losses were included in capital (net of taxes), they would have decreased total stockholder’s equity by $19.3 million at March 31, 2024. This amount was equal to 3.4% of total stockholders’ equity of $565.2 million.

On a preliminary basis, as of March 31, 2024, the Company’s Tier 1 Leverage Ratio was 11.0%, Common Equity Tier 1 Capital Ratio was 11.9%, Tier 1 Capital Ratio was 12.4%, and Total Capital Ratio was 15.1%.

On March 31, 2024, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 11.5%, Common Equity Tier 1 Capital Ratio was 13.0%, Tier 1 Capital Ratio was 13.0%, and Total Capital Ratio was 14.2%.

In December 2022, the Company’s Board of Directors authorized the purchase of up to one million shares of the Company’s common stock. At March 31, 2024, a total of approximately 615,000 shares remained available under our stock repurchase authorization.

During the three months ended March 31, 2024, the Company repurchased 112,362 shares of its common stock at an average price of $51.44 and declared a regular quarterly cash dividend of $0.40 per common share, which, combined, reduced stockholders’ equity by $10.5 million.

LIQUIDITY AND DEPOSITS

Liquidity is a measure of the Company’s ability to generate sufficient cash to meet present and future financial obligations in a timely manner. Liquid assets include cash, interest-bearing deposits with financial institutions and certain investment securities and loans. As a result of the Company’s ability to generate liquidity primarily through liability funding, management believes that the Company maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its borrowers’ credit needs.

The Company’s primary sources of funds are customer deposits, FHLBank advances, other borrowings, loan repayments, unpledged securities, proceeds from sales of loans and available-for-sale securities and funds provided from operations. The Company utilizes some or all of these sources of funds depending on the comparative costs and availability at the time. The Company has from time to time chosen not to pay rates on deposits as high as the rates paid by certain of its competitors and, when believed to be appropriate, supplements deposits with less expensive alternative sources of funds.

At March 31, 2024, the Company had the following available secured lines and on-balance sheet liquidity:

March 31, 2024
Federal Home Loan Bank line	$1,227.2 million
Federal Reserve Bank line	391.9 million
Cash and cash equivalents	171.4 million
Unpledged securities – Available-for-sale	317.9 million
Unpledged securities – Held-to-maturity	26.8 million

During the three months ended March 31, 2024, the Company’s total deposits increased $51.7 million. Interest-bearing checking balances increased $79.3 million (about 3.6%), primarily in money market accounts, while non-interest-bearing checking balances decreased $18.8 million (about 2.1%). Brokered deposits increased $24.0 million. Time deposits generated through the Company’s banking center and corporate services networks decreased $29.7 million.

At March 31, 2024, the Company had the following deposit balances:

March 31, 2024
Interest-bearing checking	$2,295.7 million
Non-interest-bearing checking	876.7 million
Time deposits	915.5 million
Brokered deposits	685.5 million

LOANS

Total net loans, excluding mortgage loans held for sale, decreased $3.4 million, or 0.1%, from December 31, 2023, to $4.59 billion at March 31, 2024. This decrease was primarily in commercial business loans ($58.6 million decrease), commercial real estate loans ($18.4 million decrease), construction loans ($11.8 million decrease) and one- to four-family residential loans ($10.2 million decrease), significantly offset by an increase in other residential (multi-family) loans ($98.2 million increase). The pipeline of loan commitments increased slightly in the first quarter of 2024. The unfunded portion of construction loans remained significant, but declined, in the first quarter of 2024. As construction projects were completed, the related loans were either moved from the construction category to the appropriate permanent loan categories or paid off.

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	March 31, 2024	December 31, 2023	December 31, 2022	December 31, 2021
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$206,992	$203,964	$199,182	$175,682
Secured by real estate (not one- to four-family)	—	—	—	23,752
Not secured by real estate – commercial business	120,387	82,435	104,452	91,786

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	103,839	101,545	100,669	74,501
Secured by real estate (not one-to four-family)	680,149	719,039	1,444,450	1,092,029

Loan commitments not closed
Secured by real estate (one-to four-family)	20,410	12,347	16,819	53,529
Secured by real estate (not one-to four-family)	50,858	48,153	157,645	146,826
Not secured by real estate – commercial business	9,022	11,763	50,145	12,920

	$1,191,657	$1,179,246	$2,073,362	$1,671,025

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level or term, as well as for changes in economic conditions, including but not limited to changes in the national unemployment rate, commercial real estate price index, consumer sentiment, gross domestic product (GDP) and construction spending.

Challenging or worsening economic conditions from higher inflation or interest rates, COVID-19 and subsequent variant outbreaks or similar events, global unrest or other factors may lead to increased losses in the portfolio and/or requirements for an increase in provision expense. Management maintains various controls in an attempt to identify and limit future losses, such as a watch list of problem loans and potential problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, ongoing correspondence with borrowers and problem loan workouts. Management determines which loans are collateral-dependent, evaluates risk of loss and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

During the quarter ended March 31, 2024, the Company recorded provision expense of $500,000 on its portfolio of outstanding loans, compared to a $1.5 million provision recorded for the quarter ended March 31, 2023. Total net charge-offs were $83,000 for the three months ended March 31, 2024, compared to net recoveries of $7,000 in the three months ended March 31, 2023. For the three months ended March 31, 2024, the Company recorded a provision for losses on unfunded commitments of $130,000, compared to a negative provision of $826,000 for the three months ended March 31, 2023. Total unfunded commitments decreased significantly during 2023, resulting in a lower required reserve, while total unfunded commitments did not change significantly in the three months ended March 31, 2024. General market conditions and unique circumstances related to specific industries and individual projects contribute to the level of provisions and charge-offs.

The Bank’s allowance for credit losses as a percentage of total loans was 1.40% and 1.39% at March 31, 2024 and December 31, 2023, respectively. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at March 31, 2024, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If challenging economic conditions were to last longer than anticipated or deteriorate further or management’s assessment of the loan portfolio were to change, additional credit loss provisions could be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

At March 31, 2024, non-performing assets were $21.3 million, an increase of $9.5 million from $11.8 million at December 31, 2023. Non-performing assets as a percentage of total assets were 0.37% at March 31, 2024, compared to 0.20% at December 31, 2023. As a result of changes in loan portfolio composition, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Compared to December 31, 2023, non-performing loans increased $9.6 million to $21.3 million at March 31, 2024. The majority of this increase was in the non-performing other residential (multi-family) loans category, which increased $9.6 million from December 31, 2023.

Activity in the non-performing loans categories during the quarter ended March 31, 2024, was as follows:

	Beginning Balance, January 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, March 31

	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	384	—	—	—	—	—	—	384
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	722	68	(148)	—	—	—	(16)	626
Other residential (multi-family)	—	9,572	—	—	—	—	—	9,572
Commercial real estate	10,552	461	—	—	—	—	(401)	10,612
Commercial business	31	—	—	—	—	(31)	—	—
Consumer	59	41	—	—	—	(8)	(15)	77
Total non-performing loans	$11,748	$10,142	$(148)	$—	$—	$(39)	$(432)	$21,271

At March 31, 2024, the non-performing commercial real estate category included five loans, two of which were added during the current quarter. The largest relationship in the category, which totaled $7.9 million, or 74.7% of the total category, was added to non-performing loans during the second quarter of 2023 and is collateralized by an office building in Missouri. Another loan totaling $2.2 million, which was a purchased participation loan originally obtained through an FDIC-assisted acquisition, was included in non-performing loans at December 31, 2023 and March 31, 2024. This loan is collateralized by a low-income assisted living facility in Wisconsin. During the quarter ended March 31, 2024, material terms were changed on this loan, including the Company purchasing the lead participant’s $220,000 interest in this note. The other residential (multi-family) category of non-performing loans included one loan, which totaled $9.6 million and was added during the current quarter. The Company purchased a participation interest in this loan in 2018, and was not the lead lender for the relationship. This loan was collateralized by a student housing project in Texas and was foreclosed upon in April 2024. The Company does not currently expect any material charge-off on this foreclosed asset. The non-performing one- to four-family residential category included three loans, one of which was added during the current quarter. The largest relationship in the category totaled $529,000, or 84.4% of the category. The non-performing land development category consisted of one loan added during the first quarter of 2021, which totaled $384,000 and is collateralized by unimproved zoned vacant ground in southern Illinois. The non-performing consumer category included eight loans, five of which were added during the current quarter.

Potential problem loans increased $16,000 from December 31, 2023. The increase during the quarter was primarily due to multiple loans totaling $109,000 added to potential problem loans, partially offset by $72,000 in loan payments and $21,000 in charge offs.

Activity in the potential problem loans category during the quarter ended March 31, 2024, was as follows:

	Beginning Balance, January 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Loan Advances (Payments)	Ending Balance, March 31

	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	158	25	—	—	—	—	(62)	121
Other residential (multi-family)	7,162	—	—	—	—	—	—	7,162
Commercial real estate	—	—	—	—	—	—	—	—
Commercial business	—	13	—	—	—	—	—	13
Consumer	54	71	—	—	—	(21)	(10)	94
Total potential problem loans	$7,374	$109	$—	$—	$—	$(21)	$(72)	$7,390

At March 31, 2024, the other residential (multi-family) category of potential problem loans included one loan, which totaled $7.2 million and was added to potential problem loans in the fourth quarter of 2023. This loan is collateralized by an apartment and retail project in Oklahoma City, Oklahoma. This loan was fully paid off in April 2024. The one- to four-family residential category of potential problem loans included two loans, one of which was added during the current quarter. The largest relationship in this category totaled $98,000, or 81.0% of the total category. The commercial business category of potential problem loans included one loan, which totaled $13,000, and was added during the current quarter. The consumer category of potential problem loans included nine loans, six of which were added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended March 31, 2024, excluding $995,000 in bank-owned properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, January 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, March 31

(In thousands)
One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
One- to four-family residential	—	—	—	—	—	—
Other residential (multi-family)	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	23	53	(29)	—	—	47
Total foreclosed assets and repossessions	$23	$53	$(29)	$—	$—	$47

The additions and sales in the consumer category were due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process.

BUSINESS INITIATIVES

Since early 2022, Great Southern has been preparing to convert to a new core banking platform (New System) to be delivered by a third-party vendor. As previously disclosed, the migration to the New System, originally scheduled for the third quarter of 2023, was delayed to mid-2024. The migration to the New System has now been put on hold. As also previously disclosed, certain contractual disputes have arisen between Great Southern and the third-party vendor. While discussions have been ongoing between the parties for an extended period of time, to date, there has been no meaningful progress in resolving the contractual disputes. There is no assurance that a resolution with the vendor will be achieved, or that a migration to the New System can be successfully completed, which may prompt Great Southern to take additional action to protect its interests. In the meantime, Great Southern expects to continue operations with its current core banking provider, which will allow Great Southern to offer its full array of products and services.

A retail banking center in Springfield, Missouri, was consolidated into a nearby banking center in January 2024. The office at 600 W. Republic Road was consolidated into the Great Southern banking center located at 2945 W. Republic Road, a short distance away. This property is under contract to sell, with closing scheduled in April 2024.

The Company announced that its 2024 Annual Meeting of Stockholders will be held at 10 a.m. Central Time on May 8, 2024, and will be held in a virtual format. Stockholders will be able to attend the Annual Meeting via a live webcast. Holders of record of Great Southern Bancorp, Inc. common stock at the close of business on the record date, February 28, 2024, may vote during the live webcast of the Annual Meeting or by proxy. Please see the Company’s Notice of Annual Meeting and Proxy Statement available on the Company’s website, www.GreatSouthernBank.com, (click “About” then “Investor Relations”) for additional information about the virtual meeting.

The Company will host a conference call on Thursday, April 18, 2024, at 2:00 p.m. Central Time to discuss first quarter 2024 preliminary earnings. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com. Participants may register for the call at https://register.vevent.com/register/BI163aa9f6314246199b07b444bd5ba2c6.

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company operates 89 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta; Charlotte, North Carolina; Chicago; Dallas; Denver; Omaha, Nebraska; and Phoenix. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol “GSBC.”

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), in the Company’s other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company’s market areas; (iii) the remaining effects of the COVID-19 pandemic on general economic and financial market conditions and on public health; (iv) fluctuations in interest rates, the effects of inflation or a potential recession, whether caused by Federal Reserve actions or otherwise; (v) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (vi) slower economic growth caused by changes in energy prices, supply chain disruptions or other factors; (vii) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (viii) the possibility of realized or unrealized losses on securities held in the Company’s investment portfolio; (ix) the Company’s ability to access cost-effective funding and maintain sufficient liquidity; (x) fluctuations in real estate values and both residential and commercial real estate market conditions; (xi) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace; (xii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiii) legislative or regulatory changes that adversely affect the Company’s business; (xiv) changes in accounting policies and practices or accounting standards; (xv) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvi) costs and effects of litigation, including settlements and judgments; (xvii) competition; and (xviii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described in the Company’s most recent Annual Report on Form 10-K, including, without limitation, those described under “Item 1A. Risk Factors,” subsequent Quarterly Reports on Form 10-Q and other documents filed or furnished from time to time by the Company with the SEC (which are available on our website at www.greatsouthernbank.com and the SEC’s website at www.sec.gov), could affect the Company’s financial performance and cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three months ended March 31, 2024 and 2023, and the three months ended December 31, 2023, are not necessarily indicative of the results of operations which may be expected for any future period.

	March 31,	December 31,
	2024	2023
Selected Financial Condition Data:	(In thousands)
Total assets	$5,777,176	$5,812,402
Loans receivable, gross	4,658,117	4,661,348
Allowance for credit losses	65,087	64,670
Other real estate owned, net	1,042	23
Available-for-sale securities, at fair value	465,308	478,207
Held-to-maturity securities, at amortized cost	193,366	195,023
Deposits	4,773,397	4,721,708
Total borrowings	354,552	423,806
Total stockholders’ equity	565,162	571,829
Non-performing assets	21,318	11,771

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2024	2023	2023
	(In thousands)
Selected Operating Data:
Interest income	$77,390	$71,463	$76,482
Interest expense	32,574	18,271	31,335
Net interest income	44,816	53,192	45,147
Provision (credit) for credit losses on loans and unfunded commitments	630	674	(939)
Non-interest income	6,806	7,889	6,563
Non-interest expense	34,422	34,463	36,285
Provision for income taxes	3,163	5,488	3,219
Net income	$13,407	$20,456	$13,145

	At or For the Three Months Ended		At or For the Three Months Ended
	March 31,		December 31,
	2024	2023	2023
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.13	$1.67	$1.11
Book value	$48.31	$45.78	$48.44

Earnings Performance Ratios:
Annualized return on average assets	0.93%	1.43%	0.91%
Annualized return on average common stockholders’ equity	9.36%	14.88%	9.71%
Net interest margin	3.32%	3.99%	3.30%
Average interest rate spread	2.66%	3.53%	2.65%
Efficiency ratio	66.68%	56.42%	70.17%
Non-interest expense to average total assets	2.39%	2.42%	2.52%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.40%	1.40%	1.39%
Non-performing assets to period-end assets	0.37%	0.05%	0.20%
Non-performing loans to period-end loans	0.46%	0.06%	0.25%
Annualized net charge-offs to average loans	0.01%	0.00%	0.07%

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	March 31, 2024	December 31, 2023
Assets
Cash	$90,349	$102,529
Interest-bearing deposits in other financial institutions	81,098	108,804
Cash and cash equivalents	171,447	211,333

Available-for-sale securities	465,308	478,207
Held-to-maturity securities	193,366	195,023
Mortgage loans held for sale	10,905	5,849
Loans receivable, net of allowance for credit losses of $65,087 – March 2024; $64,670 – December 2023	4,586,253	4,589,620
Interest receivable	21,639	21,206
Prepaid expenses and other assets	131,458	106,225
Other real estate owned and repossessions (1), net	1,042	23
Premises and equipment, net	136,276	138,591
Goodwill and other intangible assets	10,419	10,527
Federal Home Loan Bank stock and other interest-earning assets	16,887	26,313
Current and deferred income taxes	32,176	29,485

Total Assets	$5,777,176	$5,812,402

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,773,397	$4,721,708
Securities sold under reverse repurchase agreements with customers	72,778	70,843
Short-term borrowings	181,347	252,610
Subordinated debentures issued to capital trust	25,774	25,774
Subordinated notes	74,653	74,579
Accrued interest payable	8,135	6,225
Advances from borrowers for taxes and insurance	6,359	4,946
Accounts payable and accrued expenses	61,954	76,401
Liability for unfunded commitments	7,617	7,487
Total Liabilities	5,212,014	5,240,573

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding March 2024 and December 2023 -0- shares	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2024 – 11,699,356 shares; December 2023 – 11,804,430 shares	117	118
Additional paid-in capital	44,807	44,320
Retained earnings	572,747	569,872
Accumulated other comprehensive gain (loss)	(52,509)	(42,481)
Total Stockholders’ Equity	565,162	571,829

Total Liabilities and Stockholders’ Equity	$5,777,176	$5,812,402

(1)	At March 31, 2024 and December 31, 2023 includes $995,000 and $0 of properties that were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2024	2023	2023
Interest Income
Loans	$71,076	$65,438	$70,194
Investment securities and other	6,314	6,025	6,288
	77,390	71,463	76,482
Interest Expense
Deposits	27,637	14,650	27,089
Securities sold under reverse repurchase agreements	333	342	334
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	3,044	1,780	2,344
Subordinated debentures issued to capital trust	454	393	463
Subordinated notes	1,106	1,106	1,105
	32,574	18,271	31,335

Net Interest Income	44,816	53,192	45,147
Provision for Credit Losses on Loans	500	1,500	750
Provision (Credit) for Unfunded Commitments	130	(826)	(1,689)
Net Interest Income After Provision for Credit Losses and Provision (Credit) for Unfunded Commitments	44,186	52,518	46,086

Non-interest Income
Commissions	381	427	266
Overdraft and Insufficient funds fees	1,289	1,896	1,715
POS and ATM fee income and service charges	3,183	3,701	3,142
Net gains on loan sales	677	389	472
Late charges and fees on loans	167	180	332
Loss on derivative interest rate products	(13)	(291)	(103)
Other income	1,122	1,587	739
	6,806	7,889	6,563

Non-interest Expense
Salaries and employee benefits	19,656	19,203	19,967
Net occupancy and equipment expense	7,839	7,720	7,976
Postage	807	828	1,004
Insurance	1,144	867	1,364
Advertising	350	647	896
Office supplies and printing	267	268	237
Telephone	721	703	682
Legal, audit and other professional fees	1,725	1,981	1,609
Expense on other real estate and repossessions	61	154	48
Acquired intangible asset amortization	108	111	58
Other operating expenses	1,744	1,981	2,444
	34,422	34,463	36,285

Income Before Income Taxes	16,570	25,944	16,364
Provision for Income Taxes	3,163	5,488	3,219

Net Income	$13,407	$20,456	$13,145

Earnings Per Common Share
Basic	$1.14	$1.68	$1.11
Diluted	$1.13	$1.67	$1.11

Dividends Declared Per Common Share	$0.40	$0.40	$0.40

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $1.2 million and $1.3 million for the three months ended March 31, 2024 and 2023, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	March 31, 2024	Three Months Ended March 31, 2024			Three Months Ended March 31, 2023
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.95%	$889,969	$8,697	3.93%	$909,672	$8,165	3.64%
Other residential	7.20	959,975	16,858	7.06	785,126	12,684	6.55
Commercial real estate	6.19	1,499,641	22,768	6.11	1,510,516	21,535	5.78
Construction	7.60	856,571	15,844	7.44	920,020	16,206	7.14
Commercial business	6.64	274,118	4,393	6.45	283,251	4,118	5.90
Other loans	6.39	173,636	2,300	5.33	189,688	2,506	5.36
Industrial revenue bonds	6.09	11,956	216	7.26	12,734	224	7.15

Total loans receivable	6.26	4,665,866	71,076	6.13	4,611,007	65,438	5.76

Investment securities	2.66	669,680	5,010	3.01	706,894	5,004	2.87
Other interest-earning assets	5.33	100,503	1,304	5.22	91,821	1,021	4.51

Total interest-earning assets	5.83	5,436,049	77,390	5.73	5,409,722	71,463	5.36
Non-interest-earning assets:
Cash and cash equivalents		90,474			93,586
Other non-earning assets		235,817			201,236
Total assets		$5,762,340			$5,704,544

Interest-bearing liabilities:
Interest-bearing demand and savings	1.77	$2,223,780	9,482	1.71	$2,184,966	4,359	0.81
Time deposits	4.08	937,720	9,165	3.93	1,016,042	5,185	2.07
Brokered deposits	5.12	688,820	8,990	5.25	456,817	5,106	4.53
Total deposits	2.90	3,850,320	27,637	2.89	3,657,825	14,650	1.62
Securities sold under reverse repurchase agreements	2.02	74,468	333	1.80	147,025	342	0.94
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	4.83	241,591	3,044	5.07	151,847	1,780	4.75
Subordinated debentures issued to capital trust	7.17	25,774	454	7.08	25,774	393	6.18
Subordinated notes	5.92	74,619	1,106	5.96	74,319	1,106	6.04

Total interest-bearing liabilities	3.04	4,266,772	32,574	3.07	4,056,790	18,271	1.83
Non-interest-bearing liabilities:
Demand deposits		854,849			1,008,006
Other liabilities		67,879			89,974
Total liabilities		5,189,500			5,154,770
Stockholders’ equity		572,840			549,774
Total liabilities and stockholders’ equity		$5,762,340			$5,704,544

Net interest income:
Interest rate spread	2.79%		$44,816	2.66%		$53,192	3.53%
Net interest margin*				3.32%			3.99%
Average interest-earning assets to average interest-bearing liabilities		127.4%			133.3%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). This non-GAAP financial information includes the tangible common equity to tangible assets ratio.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

This non-GAAP financial measurement is supplemental and is not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	March 31,	December 31,
	2024	2023
	(Dollars in thousands)
Common equity at period end	$565,162	$571,829
Less: Intangible assets at period end	10,419	10,527
Tangible common equity at period end (a)	$554,743	$561,302

Total assets at period end	$5,777,176	$5,812,402
Less: Intangible assets at period end	10,419	10,527
Tangible assets at period end (b)	$5,766,757	$5,801,875

Tangible common equity to tangible assets (a) / (b)	9.62%	9.67%